EXHIBIT 99.1
Press Release Issued by Two Rivers Water & Farming Company on February 11, 2014

Two Rivers Appoints New Board of Director

DENVER – February 11, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) announced today that as a result of the recently completed financing, the Company’s Board appointed Mr. Gus Blass III as a director until its next annual meeting of shareholders.  Prior to Mr. Blass joining the board, Mr. Brad Walker resigned from the Company’s Board thereby maintaining five Board members.

“We are excited to have Gus join our Board.  He brings a depth of farming knowledge and financing expertise which we will take full advantage of as we rapidly expand our farming and associated water business,” said John McKowen, CEO and Chairman of Two Rivers.    Mr. Blass currently serves on three publicly traded company boards as well as other for-profit and non-profit boards.

Mr. Blass commented, “I’m excited to serve on Two Rivers’ Board.   I toured Two Rivers’ farmland and met the staff recently.  I believe that Two Rivers is in the right space with farming and water with the right management to oversee their expansion and profitability.”

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  As a result of fallowing, an increment of irrigation water can be made available for municipal use without permanently drying up irrigated farmland.  Collaborative rotational farm fallowing agreements between farmers and municipalities make a portion of irrigation water available for urban use. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

The second paragraph of this news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com